Exhibit 99.1

CORRECTION: PetroShare Corp. Closes Acquisition of Producing Wells and Associated Leases

CENTENNIAL, CO--(July 6, 2016) - In the press release, “PetroShare Corp. Closes Acquisition of Producing Wells and Associated Leases,” issued July 5, 2016 by PetroShare Corp. over MarketWired, the company inadvertently reported incorrect acreage and price information relating to the acquisition. The complete, corrected press release follows:
CENTENNIAL, CO--(July 5, 2016) -  PetroShare Corp. (OTCQB: PRHR) (“PetroShare” or the “Company”), today announced it has completed the previously announced acquisition of producing vertical wells and associated leases totaling approximately 3,718 gross and 2,690 net acres in Adams County, Colorado. The original proposed purchase price for the assets set forth in the letter of intent was $6 million, which was reduced to $5.15 million in the purchase and sale agreement due to an allowance negotiated by the Company for potential well and well site remediation. The purchase price was further reduced at the closing to $4.6 million due to a holdback allowance associated with title defects, which the seller has the right to cure within 60 days following closing. Consequently, on June 30, 2016, the Company paid a total of $4.6 million for the assets, which included an earnest money deposit of $515,463 that the Company paid on May 27, 2016. The purchase price may be adjusted upwards up to $5.15 million, if the seller completes certain title curative actions.
A significant portion of the acreage is located within the Company's Todd Creek Farms prospect, which covers Township 1 South, Range 67 West in the Southern Core of the Wattenberg oil and gas field in the DJ Basin of northeastern Colorado. All of the acreage is currently held by production. The Company's strategic partner and lender exercised its option under a participation agreement and acquired 50 percent of the Company’s interest in the assets.
This acquisition immediately adds  approximately 125 barrels of oil equivalent per day (62.5 BOE/D net to the Company’s interest) of production from existing wells with upside potential through simple workovers. The acquisition also provides drilling potential for of up to 36 Niobrara and Codell horizontal wells, and includes a fully-permitted eight well pad as well as working interest in 12 horizontal wells recently proposed by a third-party operator. PetroShare will serve as the operator in the acquired vertical wells.
The acquisition adds significantly to PetroShare's drilling inventory and potential net reserves.
"This acquisition meaningfully expands our asset base and development drilling inventory in the Wattenberg Field and DJ Basin," stated Stephen J. Foley, CEO of PetroShare. "In the current commodity price environment, PetroShare is committed to maintaining financial flexibility. The stacked pay of the DJ Basin provides for some of the lowest breakeven well costs industry-wide and the entirety of this lease acreage is held by production so it does not require ongoing drilling capex in order to be maintained. Our strategic partner combined with the large acreage position acquired offers us the potential for near-term, high value drilling locations as well as future acreage swaps to increase our interest in surrounding drilling blocks."
About PetroShare Corp.
PetroShare Corp. is a domestic oil and natural gas exploration and development company that targets capital deployment opportunities in established unconventional resource plays. Its current focus is in the Niobrara/Codell formations and adjacent oil and gas producing zones in the Rocky Mountain region with specific targets in the Wattenberg field within the DJ Basin of northeast Colorado. For more information, visit www.PetroShareCorp.com
Caution Concerning Forward-Looking Statements
This press release contains certain forward-looking statements and information, including "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. The forward-looking statements and information expressed, as of the date of this news release, PetroShare's estimates, forecasts, projections, expectations or beliefs as to certain future events and results. These forward-looking statements include, among others, statements regarding the benefits that PetroShare expects from transactions and plans and objectives of management for future operations. Forward-looking statements and information are necessarily based on a number of estimates and assumptions that, while considered reasonable by management, are inherently subject to significant business, technical, economic and competitive uncertainties, risks and contingencies, and there can be no assurance that such statements and information will prove to be accurate. Therefore, actual results and future events could differ materially from those anticipated in such statements and information.
Risks and uncertainties that could cause results or future events to differ materially from current expectations expressed or implied by the forward-looking statements and information include, but are not limited to, risks related to receipt of working capital, the level of success in exploration, development and production activities, possible defects in title to properties, fluctuations in the market price of crude oil and natural gas, industry risks, possible federal and/or state initiatives related to regulation of hydraulic fracturing, risks related to permitting and the projected timeframes to receive the necessary permits, environmental risks and hazards, uncertainty as to calculation of crude oil and natural gas resources and reserves and other risks described in the Company's annual report on Form 10-K for the year ended December 31, 2015 and other filings with the Securities and Exchange Commission. Readers should not place undue reliance on forward-looking statements or information included herein, which speak only as of the date hereof. PetroShare undertakes no obligation to reissue or update forward-looking statements or information as a result of new information or events after the date hereof except as may be required by law. All forward-looking statements and information made in this news release are qualified by this cautionary statement.

Investor Relations Contacts

Company
Steve Devanney
303-367-1667
Email: sdevanney@petrosharecorp.com
Web: www.PetroShareCorp.com

MZ Group
Derek Gradwell
SVP, Natural Resources
512-270-6990
Email: dgradwell@mzgroup.us
Web: www.mzgroup.us